Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Axcelis Technologies, Inc. for the registration of $75,000,000 4¼% Convertible Senior Subordinated Notes Due 2009 and the registration of 4,167,188 shares of common stock and to the incorporation by reference therein of our reports dated March 8, 2006, with respect to the consolidated financial statements and schedule of Axcelis Technologies, Inc., Axcelis Technologies, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Axcelis Technologies, Inc, included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

                                        /s/  Ernst & Young LLP

Boston, Massachusetts
June 7, 2006